UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

      Date of report (Date of earliest event reported): April 20, 2007 (April 17, 2007)

PRO-FAC COOPERATIVE, INC.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

0-20539	16-6036816
(Commission File Number)	(IRS Employer Identification No.)

590 Willow Brook Office Park, Fairport, New York	14450
(Address of Principal Executive Offices)	(Zip Code)

(585) 218-4210
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement

      On April 17, 2007, Pro-Fac Cooperative, Inc. and Allens, Inc. entered into a raw product supply agreement (the “Supply Agreement”), which supersedes those portions of the Amended and Restated Marketing and Facilitation Agreement, dated as of August 19, 2002, between Pro-Fac and Birds Eye Foods, Inc., which were assigned by Birds Eye Foods to Allens as part of the sale by Birds Eye Foods of its non-branded frozen vegetable business to Allens in December 2006. The Supply Agreement evidences the terms pursuant to which Pro-Fac will serve as the supplier of snap beans, corn, peas, carrots and butternut squash to the Bergen and Oakfield, New York processing facilities acquired by Allens.

      Pursuant to the Supply Agreement, Allens will purchase raw products from Pro-Fac grown by Pro-Fac’s members. Allens will pay Pro-Fac the commercial market value (“CMV”) for the crops delivered to Allens in installments corresponding to the dates payment is made by Pro-Fac to its members for the delivered crops. Under the Supply Agreement, CMV means the weighted average of the prices paid by other commercial processors for similar crops used for similar or related purposes purchased under pre-season contracts and in the open market in the same or similar marketing areas and will be determined consistent with the past custom and practice of Pro-Fac. The Supply Agreement further provides that Allens will provide Pro-Fac services relating to planning, consulting, sourcing and harvesting crops from Pro-Fac members in a manner consistent with past practices. Unless terminated earlier, the Supply Agreement will continue in effect through the 2011 growing season.

      The foregoing description of the Supply Agreement is qualified in its entirety by reference to the full text of the Supply Agreement which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference into and in response to this Item 1.01.

Section 9 – Financial Statements and Exhibits

Item 9.01.

Financial Statements and Exhibits.

(d)	Exhibits.

	10.1	Raw Product Supply Agreement, dated April 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRO-FAC COOPERATIVE, INC.

April 20, 2007	By: /s/ Stephen R. Wright
Stephen R. Wright, Chief Executive Officer,
Chief Financial Officer, General Manager and
Secretary
(Principal Executive Officer and Principal
Financial Officer)